NEITHER THESE WARRANTS NOR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

2,500,000 Warrants	March 29, 2006

AURIGA LABORATORIES, INC.

WARRANTS

        Auriga Laboratories, Inc., a Delaware corporation (“Auriga”), certifies that, for value received, Philip S. Pesin (“Holder”), or registered assigns (the “Holder”), is the owner of Two Million Five Hundred Thousand (2,500,000) Warrants of Auriga (the “Warrants”). Each Warrant entitles the Holder to purchase from Auriga at any time prior to the Expiration Date (as defined below) one share of the common stock of Auriga (the “Common Stock”) for the Exercise Price (as defined in Section 1 of these Warrants), on the terms and conditions hereinafter provided. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of each Warrant are subject to adjustment as provided in this Certificate. These Warrants were issued in connection with the certain Employment Agreement dated March 29, 2006 between Auriga and Holder (the “EMPLOYMENT AGREEMENT”).

1. Exercise Price; Vesting; Expiration Date; Exercise

        1.1 Exercise Price. The exercise price (the "Exercise Price") shall be $1.85, subject to adjustment as provided in Section 2 of this Certificate.

        1.2 Vesting. The Warrants shall vest and become exercisable as of the first to occur of the following (the “Vesting Date”): (a) after the first 12 months of continuous service (with said service deemed to have begun on April 15, 2005), the Warrants shall become exercisable with respect to 25% of the warrant shares; the remaining warrant shares shall become exercisable in equal monthly installments over the following three years of continuous service to Auriga as an employee, member of the board of directors and/or other service provider; (b) the effectiveness of a registration statement filed by Auriga under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of securities by Auriga; (c) the date any class of securities of Auriga is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (d) the closing of a merger or other reorganization in which the shareholders of Auriga receive, in exchange for their shares of capital stock of Auriga, capital stock of a Public Company (which merger may be with the Public Company or a subsidiary of the Public Company); or (e) the closing of a stock for stock exchange in which shareholders of Auriga holding at least 80% of the outstanding shares of Auriga exchange their shares of capital stock of Auriga for shares of capital stock of a Public Company representing not less than 50% of the outstanding common stock of the Public Company. A “Public Company” is a corporation that is subject to the periodic reporting requirements of Section 13 of the Exchange Act or Section 15(d) of the Securities Act (or voluntarily files such periodic reports). Auriga agrees that it will not consummate any transaction of the type described under subsection (d) above unless the surviving Public Company expressly agrees to issue its shares upon exercise of these Warrants as contemplated by Section 2 of these Warrants and assumes the obligations of Auriga under these Warrants. Auriga agrees that it will not consummate (or participate in) any transaction of the type described under subsection (e) above unless the surviving Public Company concurrently issues substitute warrants in a tax-free (to the Holder) exchange for these Warrants, which substitute warrants shall be for a number of shares and an exercise price comparable to that had the transaction been a merger of Auriga and the surviving Public Company or its subsidiary.

        1.3 Expiration Date. The Warrants shall expire on March 29, 2016 (the "Expiration Date").

        1.4 Manner of Exercise. The Warrants are exercisable by delivery to Auriga of the following (the “Exercise Documents”): (a) this Certificate; (b) a written notice of election to exercise the Warrants; and (c) payment of the Exercise Price in cash, by check or by “net” exercise as contemplated by Section 1.5 of this Certificate. Within ten business days following receipt of the foregoing, Auriga shall execute and deliver to the Holder: (a) a certificate or certificates representing the aggregate number of shares of Common Stock purchased by the Holder, and (b) if less than all of the Warrants evidenced by this Certificate are exercised, a new certificate evidencing the Warrants not so exercised.

        1.5 Net Exercise. In lieu of the payment methods set forth in Section 1.4 above, the Holder may elect to exchange all or some of the Warrant for the number of shares of Common Stock computed using the following formula:

X = Y (A-B) A

Where X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock purchasable under the Warrants being exchanged (as adjusted to the date of such calculation).

A = the Market Price on the date of receipt by Auriga of the exercise documents.

B = the Exercise Price of the Warrants being exchanged (as adjusted in accordance with the terms of Section 2 hereof).

The “Market Price” on any trading day shall be deemed to be the last reported sale price of the Common Stock on such day, or, in the case no such reported sales take place on such day, the last reported sale price on the preceding trading day on which there was a last reported sales price, as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading or by the Nasdaq Stock Market, or if the Common Stock is not listed or admitted to trading on any national securities exchange or the Nasdaq Stock Market, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the National Association of Securities Dealers, Inc. (such as through the OTC Bulletin Board) or a similar organization or if Nasdaq is no longer reporting such information. If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors of Auriga based on the information best available to it, including recent arms-length sales of Common Stock to unaffiliated persons.

2.     Adjustments of Exercise Price and Number and Kind of Conversion Shares

        2.1 In the event that Auriga shall at any time hereafter (a) pay a dividend in Common Stock or securities convertible into Common Stock; (b) subdivide or split its outstanding Common Stock; or (c) combine its outstanding Common Stock into a smaller number of shares; then the number of shares to be issued immediately after the occurrence of any such event shall be adjusted so that the Holder thereafter may receive the number of shares of Common Stock it would have owned immediately following such action if it had exercised the Warrants immediately prior to such action and the Exercise Price shall be adjusted to reflect such proportionate increases or decreases in the number of shares.

        2.2 Following any capital reorganization, any reclassification of the Common Stock (other than recapitalization described in Section 2.1 above), or the consolidation or merger of Auriga, upon exercise of the Warrants the Holder shall be entitled to receive the securities or property (including cash) that the Holder would have received had the Holder exercised the Warrants immediately prior to such reorganization, reclassification, consolidation or merger, and in any such case appropriate adjustments shall be made in the application of the provisions set forth in this Agreement with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Agreement (including the specified changes and other adjustments to the Exercise Price) shall thereafter be applicable in relation to any securities or other property thereafter issuable upon exercise of the Warrants.

3.     Reservation of Shares. Auriga shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrants, Auriga shall promptly seek such corporate action as may necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.     Certificate as to Adjustments. In each case of any adjustment in the Exercise Price, or number or type of shares issuable upon exercise of these Warrants, the Chief Financial Officer of Auriga shall compute such adjustment in accordance with the terms of these Warrants and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price. Auriga shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

5.     Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to Auriga of the ownership of and the loss, theft, destruction or mutilation of this Certificate, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of these Warrants, Auriga will execute and deliver in lieu thereof a new Certificate of like tenor as the lost, stolen, destroyed or mutilated Certificate.

6.     Representations and Warranties of Auriga. Auriga hereby represents and warrants to Holder that:

        6.1 Due Authorization. All corporate action on the part of Auriga, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of Auriga under, these Warrants, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of these Warrants, has been duly taken. These Warrants constitute a valid and binding obligation of Auriga enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

        6.2 Organization. Auriga is a corporation duly organized, validly existing and in good standing under the laws of the State referenced in the first paragraph of this Certificate and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as currently proposed to be conducted.

        6.3 Valid Issuance of Stock. Any shares of Common Stock issued upon exercise of these Warrants will be duly and validly issued, fully paid and non-assessable.

        6.4 Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of Auriga required in connection with the consummation of the transactions contemplated herein have been obtained.

7.     Representations and Warranties of Holder. Holder hereby represents and warrants to Auriga that:

        7.1 Holder is acquiring the Warrants for its own account, for investment purposes only.

        7.2 Holder understands that an investment in the Warrants involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrants, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

        7.3 Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrants and in protecting its own interest in connection with this transaction.

        7.4 Holder understands that the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrants may result in Holder being required to hold the Warrants for an indefinite period of time.

        7.5 Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrants except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to Auriga any Transfer of the Warrants by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, Auriga may require the contemplated transferee to furnish Auriga with an investment letter setting forth such information and agreements as may be reasonably requested by Auriga to ensure compliance by such transferee with the Securities Act.

8. Notices of Record Date

In the event:

        8.1 Auriga shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of these Warrants), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

        8.2 of any consolidation or merger of Auriga with or into another corporation, any capital reorganization of Auriga, any reclassification of the capital stock of Auriga, or any conveyance of all or substantially all of the assets of Auriga to another corporation in which holders of Auriga’s stock are to receive stock, securities or property of another corporation; or

        8.3 of any voluntary dissolution, liquidation or winding-up of Auriga; or

        8.4 of any redemption or conversion of all outstanding Common Stock;

then, and in each such case, Auriga will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Auriga shall use all reasonable efforts to ensure such notice shall be delivered at least 15 days prior to the date therein specified.

9.     No Retention Rights. Nothing in this Certificate shall confer upon the Holder any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of Auriga (or any Parent or Subsidiary employing or retaining the Holder) or of the Holder, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause.

10.     Lock-up Provision. In connection with a firmly underwritten initial public offering by Auriga, upon request of the managing underwriter, Holder agrees to execute a customary “lock-up” agreement restricting Holder’s transfers of securities of Auriga if all directors, executive officers and 10% shareholders execute such a lock-up agreement on terms no more favorable than those applicable to Holder, and Auriga and the managing underwriter agree not to waive compliance with the lock-up provisions by any director, executive officer or 10% shareholder without waiving compliance with such provisions by Holder.

11.     Nontransferability. Holder may not sell, pledge or otherwise transfer (whether by operation of law or otherwise) any Warrants and the rights and privileges conferred hereby and shall not be subject to sale under execution, attachment, levy or similar process. Notwithstanding the foregoing, this Section 11 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to the Holder’s spouse, children or grandchildren or to a trust established by the Holder for the benefit of the Holder or the Holder’s spouse, children or grandchildren, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

12.     Severability. If any term, provision, covenant or restriction of these Warrants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of these Warrants shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.     Notices. All notices, requests, consents and other communications required hereunder shall be in writing and shall be effective when delivered or, if delivered by registered or certified mail, postage prepaid, return receipt requested, shall be effective on the third day following deposit in United States mail: to the Holder, at Philip S. Pesin, 43074 Brighton Ridge Lane, Temecula, CA 92592; and if addressed to Auriga, at Auriga Laboratories, Inc., 5555 Triangle Parkway, Suite 300, Norcross, GA 30092, or such other address as Holder or Auriga may designate in writing.

14.     No Rights as Shareholder. The Holder shall have no rights as a shareholder of Auriga with respect to the shares issuable upon exercise of the Warrants until the receipt by Auriga of all of the Exercise Documents.

AURIGA LABORATORIES, INC.
By: ________________________________________

EXHIBIT “A”
NOTICE OF EXERCISE
(To be signed only upon exercise of the Warrants)

To:  Auriga Laboratories, Inc.

        The undersigned hereby elects to purchase shares of Common Stock (the “Warrant Shares”) of Auriga Laboratories, Inc. (“Auriga”), pursuant to the terms of the enclosed warrant certificate (the “Certificate”). The undersigned tenders herewith payment of the exercise price pursuant to the terms of the Certificate.

        The undersigned hereby represents and warrants to, and agrees with, Auriga as follows:

        1.     Holder is acquiring the Warrant Shares for its own account, for investment purposes only.

        2.     Holder understands that an investment in the Warrant Shares involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrant Shares, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

        3.     Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares and in protecting its own interest in connection with this transaction.

        4.     Holder understands that the Warrant Shares have not been registered under the Securities Act or under any state securities laws. Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrant Shares may result in Holder being required to hold the Warrant Shares for an indefinite period of time.

        5.     Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to Auriga any Transfer of the Warrant Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, Auriga may require the contemplated transferee to furnish Auriga with an investment letter setting forth such information and agreements as may be reasonably requested by Auriga to ensure compliance by such transferee with the Securities Act.

        Each certificate evidencing the Warrant Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

6.     Immediately following this exercise of Warrants, if as of the date of exercise Auriga has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the undersigned will not beneficially own five percent (5%) or more of the then outstanding Common Stock of Auriga (based on the number of shares outstanding set forth in the most recent periodic report filed by Auriga with the Securities and Exchange Commission and any additional shares which have been issued since that date of which Holder is aware have been issued).

Number of Warrants Exercised: ______________

Net Exercise ____ Yes ___ No

Dated: ____________________

________________________________________